Exhibit 3.10

CERTIFICATE OF FORMATION

OF

DESERT FABCO ACQUISITION, LLC

This Certificate of Formation (this “Certificate”) of Desert Fabco Acquisition, LLC is made pursuant to Section 18-201 and Section 18-204 of the Delaware Limited Liability Company Act (the “Act”) and is hereby filed with the Secretary of State of Delaware pursuant to Section 18-206 of the Act.

The undersigned does hereby certify that:

1. Name. The name of the limited liability company is Desert Fabco Acquisition, LLC.

2. Registered Office and Registered Agent. The address of the registered office of the limited liability company is Corporation Trust Center, 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801. The name of the limited liability company’s registered agent at that address is The Corporation Trust Company.

* * *

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Desert Fabco Acquisition, LLC on October 12, 2010, to be effective on the date this Certificate of Formation is filed with the Secretary of State of the State of Delaware.

/s/ Cherri I. Tsai
Cherrie I. Tsai, Authorized Person

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: Desert Fabco Acquisition, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

Article 1 of the Certificate of Formation is hereby amended and restated in its entirety as follows: “1. Name. The name of the limited liability company is Kaiser Aluminum Alexco, LLC.”

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 3rd day of January, A.D. 2011.

By:	/s/ John M. Donnan
Authorized Person(s)

Name:	John M. Donnan
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